Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2024 Fourth Quarter

and Full Year Financial Results

•
Positive Fourth Quarter Free Cash Flow
•
Net Debt at Lowest Level of the Fiscal Year
•
Over $140 Million in Program Awards in Fourth Quarter
•
Fiscal 2025 Actions Expected to Reposition Company for Growth in Fiscal 2026
•
Jon DeGaynor Appointed President, CEO and a Member of the Board of Directors

Chicago, IL – July 11, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the fourth quarter and full year ended April 27, 2024.

Fiscal Fourth Quarter 2024 Highlights

•
Net sales were $277.3 million
•
Electric and hybrid vehicle applications were 14% of net sales
•
Goodwill impairment of $49.4 million in North American Automotive reporting unit
•
Net loss was $57.3 million, or $1.63 per diluted share
•
Adjusted net loss was $7.9 million, or $0.23 per diluted share
•
Net cash provided by operating activities was $24.9 million
•
Free cash flow was $15.8 million
•
Total debt was $330.9 million, net debt was $169.4 million
•
Company purchased 174,215 shares of its common stock for $3.0 million

The company announced on June 25, 2024 that Jon DeGaynor was appointed President, Chief Executive Officer (CEO) and a member of the Board of Directors, effective July 15, 2024. Mr. DeGaynor will succeed Kevin Nystrom, a partner and managing director at AlixPartners LLP, who has served as interim CEO since May 7, 2024.

Management Comments

Interim Chief Executive Officer Kevin Nystrom said, “Sales rebounded from the third quarter but were down from the prior year due to auto program roll-offs and ongoing demand weakness in the e-bike market. EV activity was also down due to a program roll-off as well as lower market demand. The lower overall sales volume and ongoing operational inefficiencies in the Automotive segment, which are being driven by increased program launches, labor turnover, and higher costs, drove the adjusted net loss in the quarter. However, we had our best quarter of the year for free cash flow and new program awards, while also delivering our lowest net debt level of the four reporting periods.”

Mr. Nystrom added, “Our focus remains on long-term profitability improvement. We are undertaking initiatives to reduce costs, particularly in the areas of sourcing, logistics, and S&A, monetizing non-critical assets, managing our strong backlog of program launches, and improving low margin programs. We will also continue our efforts to reduce working capital, increase free cash flow, and reduce net debt. These actions are all foundational to our long-term plans and will carry on beyond the company’s leadership transition.”

Mr. Nystrom concluded, “As we take these actions to return Methode to profitability, we expect fiscal 2025 will be a year of repositioning with flat organic sales growth and approaching breakeven pre-tax income. We then expect a return to organic sales growth and a notable pre-tax income improvement in fiscal 2026.”

Consolidated Fiscal Fourth Quarter 2024 Financial Results

Methode's net sales were $277.3 million, compared to $301.2 million in the same quarter of fiscal 2023. The decrease was mainly driven by lower Automotive segment sales in all geographic regions and unfavorable foreign currency translation, which were partially offset by sales from the Nordic Lights acquisition. Excluding Nordic Lights and foreign currency translation, net sales were down 14.8% compared to the same quarter of fiscal 2023.

Selling and administrative expense as a percentage of sales was 15.0%, compared to 16.6% in the same quarter of fiscal 2023. Selling and administrative expense decreased $8.5 million from the same quarter of fiscal 2023 primarily due to lower professional services, which accounted for $8.8 million of the decrease. The lower professional services were driven by $6.8 million in Nordic Lights acquisition costs in the prior year quarter. Excluding the Nordic Lights acquisition costs in the prior year, selling and administrative expense decreased $1.7 million from the same quarter of fiscal 2023.

Loss from operations was $61.5 million, compared to income of $8.5 million in the same quarter of fiscal 2023. The decrease was primarily due to a goodwill impairment in the Automotive segment, operational inefficiencies in North America, driven by higher costs due to program launches in the Automotive segment, and lower sales volume. The decrease was partially offset by the Nordic Lights acquisition. Adjusted loss from operations, a non-GAAP financial measure, was $9.8 million, down from adjusted income of $16.2 million in the same quarter of fiscal 2023. The adjusted loss from operations excluded expenses of $49.4 million for the goodwill impairment in North American Automotive reporting unit and $2.3 million of restructuring costs.

Net loss was $57.3 million or $1.63 per diluted share, compared to net income of $8.1 million or $0.22 per diluted share in the same quarter of fiscal 2023. The lower net income was primarily driven by lower income from operations and higher interest expense, which were partially offset by lower tax expense. Adjusted net loss, a non-GAAP financial measure, was $7.9 million, or $0.23 per diluted share, compared to adjusted net income of $8.0 million or $0.22 per diluted share, in the same quarter of fiscal 2023. The adjusted net loss excluded expenses of $49.4 million for the goodwill impairment, $1.9 million of restructuring costs, and a net gain of $1.9 million on the sale of non-core assets. The gain on sale of non-core assets was driven by a gain of $2.4 million on the sale of the company aircraft.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was negative $44.0 million, compared to a positive $21.9 million in the same quarter of fiscal 2023. Adjusted EBITDA, a non-GAAP financial measure, was $5.3 million, compared to $31.7 million in the same quarter of fiscal 2023. The adjusted EBITDA excluded expenses of $49.4 million for the goodwill impairment, $2.3 million of restructuring costs, and a net gain of $2.4 million on the sale of non-core assets.

Debt was $330.9 million at the end of the quarter, compared to $306.8 million at the end of fiscal 2023. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $169.4 million, compared to $149.8 million at the end of fiscal 2023. The company was in compliance with all debt covenants at the end of the fiscal fourth quarter. After the end of the fiscal fourth quarter, the company entered into an amendment to its credit agreement to reduce the size of its credit facility and to adjust certain terms and covenants.

Net cash provided by operating activities was $24.9 million for the quarter, compared to $49.0 million in the same quarter of fiscal 2023. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $15.8 million, compared to $37.8 million in the same quarter of fiscal 2023. The decrease was mainly due to lower net income.

The company purchased and retired 174,215 shares of stock for $3.0 million in the quarter. As of April 27, 2024, a total of 3,417,961 shares have been purchased at a total cost of $133.1 million since the commencement of the $200.0 million share buyback authorization, which expired on June 14, 2024. On June 13,2024, the board of directors authorized the purchase of up to $200 million of its outstanding common stock from June 17, 2024 through June 17, 2026. Such purchases may be made on the open market, in private transactions or pursuant to purchase plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. The share buyback program is subject to market conditions, general business conditions, cash balances, borrowing availability, debt covenants and other relevant factors. The program may be suspended or terminated at any time. No assurance can be given as to the time period over which the shares will be purchased or as to whether and to what extent the share purchases will be consummated.

Segment Fiscal Fourth Quarter 2024 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2023,

•
Net sales were $145.9 million, down from $186.2 million. Net sales decreased by $40.3 million or 21.6% primarily due to lower volume in Asia and Europe. In Asia, the lower sales were mainly related to an EV program roll-off. In Europe, the lower sales were related to lower sensor volume resulting from an overstocked e-bike market. Also contributing to the decline was unfavorable foreign currency translation of $0.6 million.
•
Loss from operations was $64.9 million, down from income from operations of $10.2 million. Loss from operations was a negative 44.5% of net sales, down from a positive 5.5% primarily due to the goodwill impairment of $49.4 million in the North American Automotive reporting unit. The loss was also driven by costs resulting from operational inefficiencies, mainly in North America. The operational inefficiencies that impacted the first three fiscal quarters of the year continued in the fourth fiscal quarter. Lower sales volume also contributed to the income decline.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2023,

•
Net sales were $117.2 million, up from $98.0 million. The acquisition of the Nordic Lights business contributed $21.8 million, partially offset by unfavorable foreign currency translation of $0.5 million. Net of the acquisition and foreign currency translation, net sales decreased by $2.1 million or 2.1% driven primarily by lower demand for lighting products in the commercial vehicle market.
•
Income from operations was $20.0 million, down from $23.4 million. The acquisition of the Nordic Lights business contributed $1.8 million. Income from operations was 17.1% of net sales, down from 23.9% mainly due to product sales mix.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2023,

•
Net sales were $14.2 million, down from $15.8 million. The decrease was mainly due to lower volume of appliance products.
•
Income from operations was $1.5 million, up from $1.3 million. Income from operations was 10.6% of net sales, up from 8.2%. Both increases were mainly due to product sales mix.

Fiscal 2024

Methode's net sales were $1,114.5 million, which included $85.1 million from the Nordic Lights acquisition and a favorable foreign currency impact of $4.3 million, compared to $1,179.6 million in fiscal 2023. Excluding Nordic Lights and foreign currency impacts, net sales were down 13.1% compared to fiscal 2023, primarily due to lower sales in the Automotive segment.

Net loss was $123.3 million, or $3.48 per diluted share, compared to net income of $77.1 million, or $2.10 per diluted share, in fiscal 2023. The decrease was primarily due to goodwill impairments in the Automotive segment, operational inefficiencies in North America, higher net interest expense, and lower sales volume. The decrease was partially offset by the Nordic Lights acquisition. Adjusted net loss, a non-GAAP financial measure, was $15.0 million, or $0.43 per diluted share, compared to adjusted net income of $77.2 million, or $2.10 per diluted share, in fiscal 2023. The fiscal 2023 adjusted net loss excluded expenses of $105.9 million for goodwill impairments, $3.0 million of restructuring costs, $0.4 million of acquisition costs, $0.4 million of purchase accounting adjustments related to inventory, and a net gain of $1.4 million on the sale of non-core assets.

EBITDA, a non-GAAP financial measure, was a negative $53.5 million, compared to a positive $142.3 million in fiscal 2023. Adjusted EBITDA, a non-GAAP financial measure, was $55.3 million, compared to $152.7 million in fiscal 2023. The fiscal 2023 adjusted EBITDA excluded expenses of $105.9 million for goodwill impairments, $3.7 million of restructuring costs, $0.5 million of acquisition costs, $0.5 million of purchase accounting adjustments related to inventory, and a net gain of $1.8 million on the sale of non-core assets.

Net cash provided by operating activities was $47.5 million for fiscal 2024, compared to $132.8 million in the prior year. Free cash flow, a non-GAAP financial measure, was a negative $2.7 million, compared to a positive $90.8 million in fiscal 2023. The decrease was mainly due to lower net income.

Guidance

For fiscal 2025, the company expects net sales to be similar to fiscal 2024 and adjusted pre-tax income to be approaching breakeven. The adjusted pre-tax income for the second half of fiscal 2025 is expected to be significantly stronger than the first half, with the first quarter of fiscal 2025 being similarly negative as the fourth quarter of fiscal 2024. For fiscal 2026, the company expects net sales to be greater than fiscal 2025 and pre-tax income to be positive and notably greater than fiscal 2025.

The guidance is subject to change due to a variety of factors including the successful launch of multiple new programs, the ultimate take rates on new EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, potential restructuring efforts, potential impairments and any acquisitions or divestitures.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its Interim Chief Executive Officer, Kevin Nystrom, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 25, 2024, by dialing 877-481-4010 and providing passcode 50699. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

• Dependence on the automotive, commercial vehicle, and construction industries;

• Timing, quality and cost of new program launches;

• Changes in electric vehicle (“EV”) demand;

• Investment in programs prior to the recognition of revenue;

• Failure to attract and retain qualified personnel;

• Impact from production delays or cancelled orders;

• Impact from inflation;

• Dependence on the availability and price of materials;

• Dependence on a small number of large customers, including one large automotive customer;

• Dependence on our supply chain;

• Risks related to conducting global operations;

• Effects of potential catastrophic events or other business interruptions;

• Ability to withstand pricing pressures, including price reductions;

• Ability to compete effectively;

• Our lengthy sales cycle;

• Risks relating to our use of requirements contracts;

• Potential work stoppages;

• Ability to successfully benefit from acquisitions and divestitures;

• Ability to manage our debt levels and comply with restrictions and covenants under our credit agreement;

• Interest rate changes and variable rate instruments;

• Timing and magnitude of costs associated with restructuring activities;

• Recognition of goodwill and other intangible asset impairment charges;

• Ability to remediate a material weakness in our internal control over financial reporting;

• Currency fluctuations;

• Income tax rate fluctuations;

• Judgments related to accounting for tax positions;

• Ability to withstand business interruptions;

• Potential IT security threats or breaches;

• Ability to protect our intellectual property;

• Costs associated with environmental, health and safety regulations;

• International trade disputes resulting in tariffs and our ability to mitigate tariffs;

• Impact from climate change and related regulations; and

• Ability to avoid design or manufacturing defects.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Fiscal Year Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net sales	$277.3	$301.2	$1,114.5	$1,179.6

Cost of products sold	241.8	237.9	935.7	915.5

Gross profit	35.5	63.3	178.8	264.1

Selling and administrative expenses	41.6	50.1	160.9	154.9
Goodwill impairment	49.4	—	105.9	—
Amortization of intangibles	6.0	4.7	24.0	18.8

(Loss) income from operations	(61.5)	8.5	(112.0)	90.4

Interest expense, net	4.5	1.4	16.7	2.7
Other income, net	(2.9)	(0.7)	(0.6)	(2.4)

Pre-tax (loss) income	(63.1)	7.8	(128.1)	90.1

Income tax (benefit) expense	(5.8)	(0.3)	(4.8)	13.0
Net (loss) income	(57.3)	8.1	(123.3)	77.1
Net income attributable to redeemable noncontrolling interest	—	—	—	—

Net (loss) income attributable to Methode	$(57.3)	$8.1	$(123.3)	$77.1

(Loss) income per share attributable to Methode:
Basic	$(1.63)	$0.23	$(3.48)	$2.14
Diluted	$(1.63)	$0.22	$(3.48)	$2.10

Cash dividends per share	$0.14	$0.14	$0.56	$0.56

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	April 27, 2024	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$161.5	$157.0
Accounts receivable, net	262.6	314.3
Inventories	186.2	159.7
Income tax receivable	4.0	12.9
Prepaid expenses and other current assets	18.7	20.5
Assets held for sale	4.7	—
Total current assets	637.7	664.4
Long-term assets:
Property, plant and equipment, net	212.1	220.3
Goodwill	169.9	301.9
Other intangible assets, net	256.7	256.7
Operating lease right-of-use assets, net	26.7	28.4
Deferred tax assets	34.7	33.6
Pre-production costs	44.1	36.1
Other long-term assets	21.6	37.7
Total long-term assets	765.8	914.7
Total assets	$1,403.5	$1,579.1

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$132.4	$138.7
Accrued employee liabilities	38.0	36.7
Other accrued liabilities	46.0	34.5
Short-term operating lease liabilities	6.7	6.8
Short-term debt	0.2	3.2
Income tax payable	8.1	8.1
Total current liabilities	231.4	228.0
Long-term liabilities:
Long-term debt	330.7	303.6
Long-term operating lease liabilities	20.6	21.8
Long-term income tax payable	9.3	16.7
Other long-term liabilities	16.8	14.3
Deferred tax liabilities	28.7	41.8
Total long-term liabilities	406.1	398.2
Total liabilities	637.5	626.2
Redeemable noncontrolling interest	—	11.1
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,650,909 shares and 37,167,375 shares issued as of April 27, 2024 and April 29, 2023, respectively	18.3	18.6
Additional paid-in capital	183.6	181.0
Accumulated other comprehensive loss	(36.7)	(19.0)
Treasury stock, 1,346,624 shares as of April 27, 2024 and April 29, 2023	(11.5)	(11.5)
Retained earnings	612.3	772.7
Total shareholders' equity	766.0	941.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,403.5	$1,579.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended
	April 27, 2024	April 29, 2023
Operating activities:
Net (loss) income	$(123.3)	$77.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	57.9	49.5
Stock-based compensation expense	3.6	11.5
Change in cash surrender value of life insurance	(1.2)	0.3
Amortization of debt issuance costs	0.8	0.7
(Gain) loss on sale of assets	(1.9)	0.6
Impairment of long-lived assets	2.3	0.7
Goodwill impairment	105.9	—
Change in deferred income taxes	(20.8)	(4.6)
Other	0.4	0.5
Changes in operating assets and liabilities:
Accounts receivable	48.0	(21.0)
Inventories	(30.7)	8.9
Prepaid expenses and other assets	6.9	(25.4)
Accounts payable	(4.7)	19.8
Other liabilities	4.3	14.2
Net cash provided by operating activities	47.5	132.8

Investing activities:
Purchases of property, plant and equipment	(50.2)	(42.0)
Proceeds from redemption of life insurance	10.8	—
Proceeds from settlement of net investment hedge	0.6	—
Proceeds from disposition of assets	21.3	3.5
Acquisition of business, net of cash acquired	—	(114.6)
Net cash used in investing activities	(17.5)	(153.1)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.8)	(0.5)
Repayments of finance leases	(0.2)	(0.4)
Debt issuance costs	(1.1)	(3.2)
Proceeds from exercise of stock options	—	1.5
Purchases of common stock	(13.7)	(48.1)
Cash dividends	(19.9)	(19.8)
Purchase of redeemable noncontrolling interest	(10.9)	—
Proceeds from borrowings	237.9	344.7
Repayments of borrowings	(207.2)	(271.0)
Net cash (used in) provided by financing activities	(18.9)	3.2
Effect of foreign currency exchange rate changes on cash and cash equivalents	(6.6)	2.1
Increase (decrease) in cash and cash equivalents	4.5	(15.0)
Cash and cash equivalents at beginning of the period	157.0	172.0
Cash and cash equivalents at end of the period	$161.5	$157.0

Supplemental cash flow information:
Cash paid during the period for:
Interest	$17.0	$5.6
Income taxes, net of refunds	$15.0	$25.6
Operating lease obligations	$9.6	$8.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
EBITDA:
Net (loss) income	$(57.3)	$8.1	$(123.3)	$77.1
Income tax (benefit) expense	(5.8)	(0.3)	(4.8)	13.0
Interest expense, net	4.5	1.4	16.7	2.7
Amortization of intangibles	6.0	4.7	24.0	18.8
Depreciation	8.6	8.0	33.9	30.7
EBITDA	(44.0)	21.9	(53.5)	142.3
Goodwill impairment	49.4	—	105.9	—
Acquisition costs	—	6.8	0.5	6.8
Acquisition-related costs - purchase accounting adjustments related to inventory	—	—	0.5	—
Restructuring and impairment charges	2.3	0.4	3.7	1.0
Costs related to the reorganization of a foreign subsidiary	—	2.6	—	2.6
Net gain on sale of non-core assets	(2.4)	—	(1.8)	—
Adjusted EBITDA	$5.3	$31.7	$55.3	$152.7

	Three Months Ended		Fiscal Year Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Free Cash Flow:
Net cash provided by operating activities	$24.9	$49.0	$47.5	$132.8
Purchases of property, plant and equipment	(9.1)	(11.2)	(50.2)	(42.0)
Free cash flow	$15.8	$37.8	$(2.7)	$90.8

	April 27, 2024	April 29, 2023
Net Debt:
Short-term debt	$0.2	$3.2
Long-term debt	330.7	303.6
Total debt	330.9	306.8
Less: cash and cash equivalents	(161.5)	(157.0)
Net debt	$169.4	$149.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended April 27, 2024

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Net gain on sale of non-core assets	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP (adjusted)
(Loss) income from operations	$(61.5)	$49.4	$—	$—	$2.3	$—	$—	$(9.8)
Pre-tax (loss) income	$(63.1)	$49.4	$—	$—	$2.3	$(2.4)	$—	$(13.8)
Net (loss) income	$(57.3)	$49.4	$—	$—	$1.9	$(1.9)	$—	$(7.9)
Diluted (loss) income per share	$(1.63)	$1.40	$—	$—	$0.05	$(0.05)	$—	$(0.23)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended April 29, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP (adjusted)
Income from operations	$8.5	$—	$6.8	$—	$0.4	$—	$0.5	$16.2
Pre-tax income	$7.8	$—	$6.8	$—	$0.4	$—	$0.5	$15.5
Net income	$8.1	$—	$6.6	$—	$0.3	$—	$(7.0)	$8.0
Diluted income per share	$0.22	$—	$0.18	$—	$0.01	$—	$(0.19)	$0.22

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended April 27, 2024

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Net gain on sale of non-core assets	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP (adjusted)
(Loss) income from operations	$(112.0)	$105.9	$0.5	$0.5	$3.7	$—	$—	$(1.4)
Pre-tax (loss) income	$(128.1)	$105.9	$0.5	$0.5	$3.7	$(1.8)	$—	$(19.3)
Net (loss) income	$(123.3)	$105.9	$0.4	$0.4	$3.0	$(1.4)	$—	$(15.0)
Diluted (loss) income per share	$(3.48)	$2.99	$0.01	$0.01	$0.08	$(0.04)	$—	$(0.43)

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended April 29, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP (adjusted)
Income from operations	$90.4	$—	$6.8	$—	$0.6	$—	$0.5	$98.3
Pre-tax income	$90.1	$—	$6.8	$—	$0.6	$—	$0.5	$98.0
Net income	$77.1	$—	$6.6	$—	$0.5	$—	$(7.0)	$77.2
Diluted income per share	$2.10	$—	$0.18	$—	$0.01	$—	$(0.19)	$2.10